                                       THE SECTOR STRATEGY FUND-SM- II L.P.
                                       (A DELAWARE LIMITED PARTNERSHIP)


                                       Financial Statements for the years ended
                                       December 31, 2000, 1999 and 1998
                                       and Independent Auditors' Report










[GRAPHIC][MERRILL LYNCH LOGO]

THE SECTOR STRATEGY FUND-SM- II L.P.
(A Delaware Limited Partnership)
 ------------------------------


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                            PAGE

INDEPENDENT AUDITORS' REPORT                                                   1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
 DECEMBER 31, 2000, 1999 and 1998:

 Statements of Financial Condition                                             2

 Statements of Operations                                                      3

 Statements of Changes in Partners' Capital                                    4

 Notes to Financial Statements                                              5-12

INDEPENDENT AUDITORS' REPORT



To the Partners of
 The SECTOR Strategy Fund-SM- II L.P.:

We have audited the accompanying statements of financial condition of The SECTOR Strategy Fund-SM- II L.P. (the "Partnership") as of December 31, 2000 and 1999, and the related statements of operations and of changes in partners' capital for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of The SECTOR Strategy Fund-SM- II L.P. as of December 31, 2000 and 1999, and the results of its operations and changes in its partners' capital for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP


New York, New York
February 5, 2001

THE SECTOR STRATEGY FUND-SM- II L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

ASSETS                                                            2000                     1999
                                                           --------------------     --------------------
Investment in MM LLC (Note 7)                                     $ 20,623,861             $ 28,036,376
Receivable from investment in MM LLC (Note 7)                          468,048                  516,693
                                                           --------------------     --------------------

                TOTAL                                             $ 21,091,909             $ 28,553,069
                                                           ====================     ====================

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
   Redemptions payable (Note 1)                                      $ 468,048                $ 516,693
                                                           --------------------     --------------------

            Total liabilities                                          468,048                  516,693
                                                           --------------------     --------------------

PARTNERS' CAPITAL:
   General Partner:
      (464 and 832 SECTOR II Units)                                     76,890                  130,524
      (884 and 1,595 SECTOR III Units)                                 153,867                  262,815
   Limited Partners:
      (41,672 and 54,878 SECTOR II Units)                            6,905,743                8,609,354
      (77,488 and 115,514 SECTOR III Units)                         13,487,361               19,033,683
                                                           --------------------     --------------------

            Total partners' capital                                 20,623,861               28,036,376
                                                           --------------------     --------------------

                TOTAL                                             $ 21,091,909             $ 28,553,069
                                                           ====================     ====================

NET ASSET VALUE PER UNIT:

    SECTOR II Units (Based on 42,136 and 55,710
    Units outstanding)                                                $ 165.72                 $ 156.88
                                                           ====================     ====================

    SECTOR III Units (Based on 78,372 and 117,109
    Units outstanding)                                                $ 174.06                 $ 164.77
                                                           ====================     ====================

 See notes to financial statements.

THE SECTOR STRATEGY FUND-SM- II L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------

                                                                 2000                 1999                1998
                                                           -----------------    -----------------    ---------------
REVENUES:
    Trading profit:
        Realized (Note 1)                                   $      -             $      -                $1,169,961
        Change in unrealized (Note 1)                              -                    -                  (671,259)
                                                           -----------------    -----------------    ---------------

            Total trading results                                  -                    -                   498,702

    Interest income (Note 2)                                       -                    -                   598,158
                                                           -----------------    -----------------    ---------------

            Total revenues                                         -                    -                 1,096,860
                                                           -----------------    -----------------    ---------------

EXPENSES:

    Brokerage commissions (Note 2)                                 -                    -                 1,015,128
    Profit Shares (Note 3)                                         -                    -                   301,645
    Administrative fees (Note 2)                                   -                    -                    29,004
                                                           -----------------    -----------------    ---------------

            Total expenses                                         -                    -                 1,345,777
                                                           -----------------    -----------------    ---------------

INCOME (LOSS) FROM INVESTMENTS (Note 7)                           919,869             (378,712)           1,406,243
                                                           -----------------    -----------------    ---------------

NET INCOME (LOSS)                                           $     919,869        $    (378,712)           $1,157,326
                                                           =================    =================    ===============


For weighted average net income (loss) per Unit for SECTOR II Units and SECTOR III Units, see Note 4.



See notes to financial statements.

THE SECTOR STRATEGY FUND-SM- II L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------

                                   Units                      General Partner                Limited Partners
                       ----------------------------    ----------------------------    --------------------------------------------

                         SECTOR II     SECTOR III        SECTOR II      SECTOR III       SECTOR II      SECTOR III         Total
                       ------------    ------------    ------------    ------------    ------------    ------------    ------------

 PARTNERS' CAPITAL,
   DECEMBER 31, 1997         88,445         168,686    $    335,409    $    620,882    $ 13,494,521    $ 26,199,645    $ 40,650,457

 Redemptions                (21,037)        (30,184)       (192,459)       (355,953)     (3,011,647)     (4,456,542)     (8,016,601)

 Net income (loss)          --              --              (10,883)            992          85,124       1,082,093       1,157,326
                       ------------    ------------    ------------    ------------    ------------    ------------    ------------

 PARTNERS' CAPITAL,
   DECEMBER 31, 1998         67,408         138,502         132,067         265,921      10,567,998      22,825,196      33,791,182

 Redemptions                (11,698)        (21,393)        --              --           (1,842,204)     (3,533,890)     (5,376,094)

 Net loss                   --              --              (1,543)         (3,106)        (116,440)       (257,623)       (378,712)
                       ------------    ------------    ------------    ------------    ------------    ------------    ------------

 PARTNERS' CAPITAL,
   DECEMBER 31, 1999         55,710         117,109         130,524         262,815       8,609,354      19,033,683      28,036,376

 Redemptions                (13,574)        (38,737)        (57,524)       (116,756)     (2,039,138)     (6,118,966)     (8,332,384)

 Net income                 --              --                3,890           7,808         335,527         572,644         919,869
                       ------------    ------------    ------------    ------------    ------------    ------------    ------------

 PARTNERS' CAPITAL,
   DECEMBER 31, 2000         42,136          78,372    $     76,890    $    153,867    $  6,905,743    $ 13,487,361    $ 20,623,861
                       ============    ============    ============    ============    ============    ============    ============

See notes to financial statements.

THE SECTOR STRATEGY FUND-SM- II L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     The SECTOR Strategy Fund-SM- II L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on August 21, 1990 and commenced trading activities of its first offering ("Sector II Units") on December 5, 1990. A second offering of Units of limited partnership interest ("SECTOR III Units"; SECTOR II and SECTOR III Units being collectively referred to as "Units") commenced trading activities on July 5, 1991. The Partnership engages (currently, through an investment in a limited liability company (see below)) in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. MLIP has agreed to maintain a general partner's interest of at least 1% of the total capital of the Partnership. MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

     MLIP, an indirect subsidiary of Merrill Lynch, became a member of Merrill Lynch Investment Managers ("MLIM") - Alternative Investments Group during October 2000. MLIM's Alternative Investments Group creates and manages a variety of alternative investment products, including managed futures funds, hedge funds, funds of funds, exchange funds and private equity funds. MLIP, organized in 1986, is the hedge fund, fund of funds and managed futures sponsor within MLIM's Alternative Investments Group.

     Many of the multi-advisor funds (the "Multi-Advisor Funds") sponsored by MLIP allocate their assets to a number of the same independent advisors (the "Advisors"). However, because different Multi-Advisor Funds had historically allocated assets to slightly different Advisor groups, the Multi-Advisor Funds often were required to open and maintain individual trading accounts with each Advisor. MLIP consolidated the trading accounts of nine of its Multi-Advisor Funds (including the Partnership) as of June 1, 1998. The consolidation was achieved by having these Multi-Advisor Funds close their existing trading accounts and invest in a limited liability company, ML Multi-Manager Portfolio L.L.C. ("MM LLC"), a Delaware limited liability company, which opened a single account with each Advisor selected. MM LLC is managed by MLIP, has no investors other than the Multi-Advisor Funds and serves solely as the vehicle through which the assets of such Multi-Advisor Funds are combined in order to be managed through single rather than multiple accounts. As of September 2000, two additional Multi-Advisor Funds were added to MM LLC. The placement of assets into MM LLC did not change the operations or fee structure of the Partnership; therefore, the following notes relate to the operation of the Partnership through its investment in MM LLC. The administrative authority over the Partnership remains with MLIP. MLIP, on an ongoing basis, may change the number of Multi-Advisor Funds investing in MM LLC.

     MLIP selects the Advisors to manage MM LLC's assets, and allocates and reallocates such trading assets among existing, replacement and additional Advisors. Merrill Lynch Futures Inc. ("MLF"), a Merrill Lynch affiliate, is MM LLC's commodity broker.

     MLIP determines what percentage of the Partnership's total capital to invest in MM LLC, attempting to maximize the percentage of the Fund's assets invested in MM LLC, while managing the Partnership's exposure to prevent Merrill Lynch from being required to make a payment to the Partnership pursuant to its guarantee under the Partnership's principal protection structure (See Note 6).

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH MANAGEMENT

     As of June 2000, the Partnership, through MM LLC, began an Income Enhancement Program, whereas, a portion of its assets is invested in Commercial Paper. This was done to improve the yield on the cash assets not required for margin for trading purposes at MLF. These holdings generally have maturities of 30, 60 or 90 days and are held to maturity.

     REVENUE RECOGNITION

     Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date, and open contracts are reflected in net unrealized profit (loss) on open contracts in the Statements of Financial Condition of MM LLC at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Operations (of MM LLC subsequent to June 1, 1998). As a result of the investment in MM LLC, there were no open contracts as of December 31, 2000, 1999 or 1998. See Note 7 for discussion of revenue recognition for the Partnership's investment in Trading LLCs and MM LLC.

     FOREIGN CURRENCY TRANSACTIONS

     The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar through MM LLC. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

     OPERATING EXPENSES

     MLIP pays for all routine operating expenses (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership. MLIP receives an administrative fee as well as a portion of the brokerage commissions paid to MLF, by the Partnership, through MM LLC.

     INCOME TAXES

     No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

     DISTRIBUTIONS

     The Limited Partners are entitled to receive, equally per Unit, any distribution which may be made by the Partnership. No such distributions had been declared for the years ended December 31, 2000, 1999 or 1998.

     REDEMPTIONS

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar day's notice.

     DISSOLUTION OF THE PARTNERSHIP

     The Partnership will terminate on December 31, 2010 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.   RELATED PARTY TRANSACTIONS

     A portion of the Partnership's U.S. dollar assets invested in MM LLC is maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credits MM LLC with interest at the prevailing 91-day U.S. Treasury bill rate. MM LLC is credited with interest on any of its assets and net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to MM LLC, from possession of such assets.

     Merrill Lynch charges the Partnership, through MM LLC, Merrill Lynch's cost of financing realized and unrealized losses on MM LLC's non-U.S. dollar-denominated positions.

     Through its investment in MM LLC, the Partnership pays brokerage commissions to MLF at a flat monthly rate of .729 of 1% (an 8.75% annual rate) and pays MLIP a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of the Partnership's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

     Prior to the investment in MM LLC, MLIP estimates that the round-turn equivalent commission rate charged to the Partnership for the year ended December 31, 1998 was approximately $52 (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis). The estimated aggregate round-turn commission rate for MM LLC for the years ended December 31, 2000 and 1999 are $82 and $136, respectively.

     MLF currently pays the Advisors, through MM LLC, annual Consulting Fees up to 2.00% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions.

3.   ADVISORY AGREEMENTS

     Pursuant to the Advisory Agreements among the Advisors, MM LLC and MLIP, the Advisors determine the commodity futures, options on futures, forwards and options on forward contracts traded on behalf of MM LLC, subject to certain rights reserved by MLIP. The Advisory Agreements generally renew annually after they are entered into, subject to certain renewal rights.

     Profit Shares, currently ranging from 20% to 23% of any New Trading Profit, as defined, recognized by each Advisor considered individually irrespective of the overall performance of the Partnership, either as of the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, are paid by MM LLC (Trading LLCs prior to June 1, 1998) to each of the Advisors. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

4.   INCOME PER UNIT

     The profit and loss of the SECTOR II and SECTOR III Units for the years ended December 31, 2000, 1999 and 1998 was as follows:

                                                             SECTOR II UNITS                           SECTOR III UNITS
                                                             ---------------                           ----------------

                                                    2000          1999           1998           2000         1999           1998
                                                -----------   -----------    -----------    -----------   -----------    -----------
REVENUES:

Trading (loss) profit:
     Realized (Note 1)                          $     --      $    --        $(260,351)     $    --       $    --        $1,430,312
     Change in unrealized (Note 1)                    --           --         (104,914)          --            --          (566,345)
                                                -----------   -----------    -----------    -----------   -----------    -----------

        Total trading results                         --           --         (365,265)          --            --           863,967

Interest income (Note 2)                              --           --          238,969           --            --           359,189
                                                -----------   -----------    -----------    -----------   -----------    -----------

     Total revenues                                   --           --         (126,296)          --            --         1,223,156
                                                -----------   -----------    -----------    -----------   -----------    -----------

EXPENSES:

Brokerage commissions (Note 2)                        --           --          403,960           --            --           611,168
Administrative fees (Note 2)                          --           --           11,542           --            --            17,462
Profit Shares (Note 3)                                --           --              517           --            --           301,128
                                                -----------   -----------    -----------    -----------   -----------    -----------

     Total expenses                                   --           --          416,019           --            --           929,758
                                                -----------   -----------    -----------    -----------   -----------    -----------

INCOME (LOSS) FROM INVESTMENTS (Note 7)            339,417     (117,983)       616,556        580,452      (260,729)        789,687
                                                -----------   -----------    -----------    -----------   -----------    -----------

NET INCOME (LOSS)                               $  339,417    $(117,983)     $  74,241      $ 580,452     $(260,729)     $ 1,083,085
                                                ===========   ===========    ===========    ===========   ===========    ===========

NET INCOME (LOSS) PER UNIT:

Weighted average number of General Partner
and Limited Partner Units outstanding (Note 5)      48,887       61,592         71,181        100,845       129,329          142,671
                                                ===========   ===========    ===========    ===========   ===========    ===========

Weighted average net income (loss) per Unit     $     6.94    $   (1.92)     $    1.04      $    5.76     $  (2.02)      $      7.59
                                                ===========   ===========    ===========    ===========   ===========    ===========

5.   WEIGHTED AVERAGE UNITS

     The weighted average number of Units outstanding was computed for purposes of calculating net income (loss) per weighted average Unit. The weighted average number of Units outstanding for the years ended December 31, 2000, 1999 and 1998 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the year.

6.   MERRILL LYNCH & CO., INC. GUARANTEE

     Merrill Lynch has guaranteed to the Partnership that it will have sufficient Net Assets with respect to SECTOR II and SECTOR III Units as of their respective Principal Assurance Dates, that the Net Asset Value per Unit as of such Principal Assurance Dates will equal, after adjustment for all liabilities to third parties, not less than the minimum assured Net Asset Value per Unit. On January 1, 2000, the Fund restarted its trading program for Sector II Units for a fourth Time Horizon of two years duration, with a new Principal Assurance Date of December 31, 2001. The assured minimum Net Asset Value per unit as of December 31, 2001 is $125.50. Effective November 1, 1998, the Partnership restarted its trading program for SECTOR III Units with a third Time Horizon, as defined, of two years' duration, and a new Principal Assurance Date of October 31, 2000 and a minimum assured Net Asset Value per unit of $132.74. On November 1, 2000, the Partnership did not renew its guarantee for SECTOR III Units. Therefore, Limited Partners holding SECTOR III Units no longer have any assurance of a minimum Net Asset Value per Unit if they remain in the Partnership until a stated date in the future.

7.   INVESTMENTS

     Prior to investing in MM LLC, the Partnership placed assets under the management of certain of the Advisors by investing in private limited liability companies ("Trading LLCs") formed by MLIP. Sector II Units and Sector III Units were permitted to invest in different Trading LLCs. The only members of the trading LLCs were commodity pools sponsored by MLIP. Each trading LLC traded under the management of a single Advisor pursuant to a single strategy and at a uniform degree of leverage. Assets placed with an advisor through a Trading LLC rather than a managed account had no economic effect on the Partnership, except to the extent that the Partnership benefits from the Advisor not having to allocate trades among a number of different accounts (rather than acquiring a single position for the Trading LLC as a whole).

     The investments in MM LLC, and previously certain Trading LLCs, are reflected in the financial statements at fair value based upon the Partnership's interest in MM LLC or certain Trading LLCs, respectively. Fair value of the investment on MM LLC is equal to the market value of the net assets of MM LLC allocable to the Partnership as an investor. The resulting difference between cost and fair value is reflected on the Statements of Operations as Income (loss) from investments.

Total revenues and fees with respect to such investments were as follows:


 For the year ended     Total        Brokerage    Administrative   Profit        Income from
 December 31, 2000    Revenues      Commission        Fees         Shares        Investment
-------------------  ----------     ----------     ----------     ----------     ----------
SECTOR II UNITS
MM LLC               $1,148,709     $  638,119     $   18,232     $  152,941     $  339,417
                     ----------     ----------     ----------     ----------     ----------

SECTOR III UNITS
MM LLC               $2,305,521     $1,381,260     $   39,464     $  304,345     $  580,452
                     ----------     ----------     ----------     ----------     ----------

TOTAL ALL UNITS
MM LLC               $3,454,230     $2,019,379     $   57,696     $  457,286     $  919,869
                     ==========     ==========     ==========     ==========     ==========

 For the year ended     Total        Brokerage    Administrative   Profit        Loss from
 December 31, 1999    Revenues      Commission        Fees         Shares        Investment
-------------------  ----------     ----------     ----------     ----------     ----------
SECTOR II UNITS
MM LLC               $  806,617     $  854,560     $   24,416     $   45,624     $ (117,983)
                     ----------     ----------     ----------     ----------     ----------

SECTOR III UNITS
MM LLC               $1,777,514     $1,884,683     $   53,848     $   99,712     $ (260,729)
                     ----------     ----------     ----------     ----------     ----------

TOTAL ALL UNITS
MM LLC               $2,584,131     $2,739,243     $   78,264     $  145,336     $ (378,712)
                     ==========     ==========     ==========     ==========     ==========

 For the year ended      Total         Brokerage     Administrative     Profit     Income (Loss) from
 December 31, 1998     Revenues       Commission          Fees          Shares         Investment
-------------------  -----------      -----------     -----------     -----------     -----------
SECTOR II UNITS
JWH LLC              $  (222,268)     $    71,032     $     2,030     $   --          $  (295,330)
MM LLC                 1,792,563          596,814          17,052         266,811         911,886
                     -----------      -----------     -----------     -----------     -----------

Total                $ 1,570,295      $   667,846     $    19,082     $   266,811     $   616,556
                     ===========      ===========     ===========     ===========     ===========

SECTOR III UNITS
JWH LLC              $  (711,701)     $   228,238     $     6,521     $   --          $  (946,460)
Millburn LLC             (31,859)         106,408           3,040             100        (141,407)
MM LLC                 3,727,049        1,244,165          35,548         569,782       1,877,554
                     -----------      -----------     -----------     -----------     -----------

Total                $ 2,983,489      $ 1,578,811     $    45,109     $   569,882     $   789,687
                     ===========      ===========     ===========     ===========     ===========

TOTAL ALL UNITS
JWH LLC              $  (933,969)     $   299,270     $     8,551     $   --          $(1,241,790)
Millburn LLC             (31,859)         106,408           3,040             100        (141,407)
MM LLC                 5,519,612        1,840,979          52,600         836,593       2,789,440
                     -----------      -----------     -----------     -----------     -----------

Total                $ 4,553,784      $ 2,246,657     $    64,191     $   836,693     $ 1,406,243
                     ===========      ===========     ===========     ===========     ===========

Condensed statements of financial condition and statements of operations for MM LLC, JWH LLC and Millburn LLC are set forth as follows:

                                MM LLC                       MM LLC
                          December 31, 2000            December 31, 1999
                        -----------------------      -----------------------
Assets                   $      252,995,756           $      100,901,677
                        =======================      =======================

Liabilities              $        5,383,789           $        2,906,392
Members' Capital                247,611,967                   97,995,285
                        -----------------------      -----------------------

Total                    $      252,995,756           $      100,901,677
                        =======================      =======================

                          For the year ended           For the year ended
                          December 31, 2000            December 31, 1999
                        -----------------------      -----------------------
Revenues                 $       28,324,323           $        9,090,190

Expenses                         13,557,899                   10,152,017
                        -----------------------      -----------------------

Net Income (loss)        $       14,766,424           $       (1,061,827)
                        =======================      =======================

                                MM LLC                      JWH LLC                    Millburn LLC
                         For the period from          For the period from          For the period from
                           June 1, 1998 to             January 1, 1998 to           January 1, 1998 to
                          December 31, 1998               May 31, 1998                 May 31, 1998
                        -----------------------      -----------------------      -----------------------

Revenues                 $       19,255,343           $         1,391,001           $        3,593,650

Expenses                          9,491,842                     4,069,362                    3,108,411
                        -----------------------      -----------------------      -----------------------

Net Income (loss)        $        9,763,501           $        (2,678,361)          $          485,239
                        =======================      =======================      =======================

8.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     As of June 1, 1998, the Partnership invested all of its assets in MM LLC. Accordingly, the Partnership is invested indirectly in derivative instruments, but does not itself hold any derivative instrument positions. The application of the provisions of Statement of Financial Accounting Standards No. 133, as amended by SFAS No. 137, and further amended by SFAS No. 138, did not have a significant effect on the financial statements of the Partnership. Consequently, no such positions subsequent to May 31, 1998 are reflected in these financial statements.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition or, with respect to Partnership assets invested in Trading LLCs and in MM LLC, the net unrealized profit (loss) as reflected in the respective Statements of Financial Condition of the Trading LLCs and MM LLC. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership, the Trading LLCs and currently MM LLC, as well as the volatility and liquidity of the markets in which such derivative instruments are traded.

     MLIP has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors selected from time to time by the Partnership or MM LLC, and include calculating the Net Asset Value of their respective Partnership accounts and Trading LLC accounts, or currently MM LLC accounts, as of the close of business on each day and reviewing outstanding positions for over-concentrations both on an Advisor-by-Advisor and on an overall Partnership basis. While MLIP does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, MLIP may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice or trading policies or to be trading erratically, MLIP's basic risk control procedures consist simply of the ongoing process of advisor monitoring and selection with the market risk controls being applied by the Advisors themselves.

     One important aspect of MLIP's risk controls is its adjustments to the leverage at which the Partnership trades. By controlling the percentage of the Partnership's assets allocated to trading, MLIP can directly affect the market exposure of the Partnership. Leverage control is the principal means by which MLIP hopes to be able to ensure that Merrill Lynch is never required to make any payments under its guarantee that the Net Asset Value per Unit (Both Sector II and Sector III Units) will equal no less than a specified minimum as of the Principal Assurance Date (See Note 6).

     CREDIT RISK

     The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may require margin in the over-the-counter markets.

     The Partnership, through MM LLC, has credit risk in respect of its counterparties and brokers, but attempts to mitigate this risk by dealing almost exclusively with Merrill Lynch entities as clearing brokers.

     The Partnership, through MM LLC, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage agreement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable in the financial statements of MM LLC in the Equity in commodity future trading accounts in the Statements of Financial Condition.

                                * * * * * * * * *
                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.



                               Michael L. Pungello
                             Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                       The SECTOR Strategy Fund-SM- II L.P.

                                       ML MULTI-MANAGER PORTFOLIO LLC
                                       (A DELAWARE LIMITED LIABILITY COMPANY)


                                       Financial Statements for the years ended
                                       December 31, 2000 and 1999
                                       and Independent Auditors' Report










[MERRILL LYNCH LOGO]

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                            Page
                                                                            ----
INDEPENDENT AUDITORS' REPORT                                                   1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2000 AND 1999:

  Statements of Financial Condition                                            2

  Statements of Operations                                                     3

  Statements of Changes in Members' Capital                                    4

  Notes to Financial Statements                                              5-9

INDEPENDENT AUDITORS' REPORT


To the Members of
 ML Multi-Manager Portfolio LLC:

We have audited the accompanying statements of financial condition of ML Multi-Manager Portfolio LLC (the "Company") as of December 31, 2000 and 1999, and the related statements of operations and of changes in members' capital for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Multi-Manager Portfolio LLC as of December 31, 2000 and 1999, and the results of its operations and changes in its members' capital for the years then ended in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP


New York, New York
February 5, 2001

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

ASSETS
                                                                  2000              1999
                                                            ----------------  ----------------
Equity in commodity futures trading accounts:
    Cash and option premiums                                  $ 139,346,615      $ 97,949,902
    Net unrealized profit on open contracts                      13,995,141         2,517,003
Cash                                                              2,835,198                 -
Commercial Paper (Cost $95,200,766)                              95,200,766                 -
Accrued interest (Note 2)                                         1,618,036           434,772
                                                            ----------------  ----------------

                TOTAL                                         $ 252,995,756     $ 100,901,677
                                                            ================  ================

LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES:

    Brokerage commissions payable (Note 2)                    $   1,265,023     $     708,081
    Profit Shares payable (Note 3)                                3,036,430           420,906
    Administrative fees payable (Note 2)                             41,341            24,744
    Due to Invested Funds                                         1,040,995         1,752,661
                                                            ----------------  ----------------

            Total liabilities                                     5,383,789         2,906,392
                                                            ----------------  ----------------

MEMBERS' CAPITAL:

    Voting Members                                              247,611,967        97,995,285
                                                            ----------------  ----------------

            Total Members' capital                              247,611,967        97,995,285
                                                            ----------------  ----------------

                TOTAL                                         $ 252,995,756     $ 100,901,677
                                                            ================  ================


See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

REVENUES:                                                         2000              1999
                                                            ----------------  ----------------
Trading profit:
    Realized                                                  $   8,646,046     $   3,344,876
    Change in unrealized                                         11,538,356           546,402
                                                            ----------------  ----------------

        Total trading results                                    20,184,402         3,891,278

Interest income (Note 1 & Note 2)                                 8,139,921         5,198,912
                                                            ----------------  ----------------

        Total revenues                                           28,324,323         9,090,190
                                                            ----------------  ----------------

EXPENSES:

    Brokerage commissions (Note 2)                               10,015,693         9,316,187
    Profit Shares (Note 3)                                        3,201,454           515,566
    Administrative fees (Note 2)                                    340,752           320,264
                                                            ----------------  ----------------

        Total expenses                                           13,557,899        10,152,017
                                                            ----------------  ----------------

NET INCOME (LOSS)                                             $  14,766,424     $ (1,061,827)
                                                            ================  ================


See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)


STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------

                                           Voting Members
                                         -----------------
MEMBERS' CAPITAL,
  DECEMBER 31, 1998                           120,383,476

Withdrawals                                   (21,326,364)

Net loss                                       (1,061,827)
                                         -----------------

MEMBERS' CAPITAL,
  DECEMBER 31, 1999                            97,995,285

Additions                                     175,347,578

Withdrawals                                   (40,497,320)

Net income                                     14,766,424
                                         -----------------

MEMBERS' CAPITAL,
  DECEMBER 31, 2000                           247,611,967
                                         =================


See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      ORGANIZATION

      ML Multi-Manager Portfolio LLC (the "Company") was organized under the Delaware Limited Liability Company Act on May 11, 1998 and commenced trading activities on June 1, 1998. The Company engages in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), has been delegated administrative authority over the Company. Merrill Lynch Futures Inc. ("MLF"), an affiliate of
      Merrill Lynch, is the Company's commodity broker. A portion of the Company's assets were held by a commodity broker, other than MLF, to facilitate the trading of a certain independent advisor, subject to an arrangement recognized by MLIP. This advisor was terminated during 2000. The Company has one class of Membership Interests, Voting Interests. Voting Interests are held by United States limited partnerships ("Members"). The Members control all business activities and affairs of the Company by agreement of the majority interest of the Members, subject to the discretionary trading authority vested in and delegated to the independent trading advisors (the "Advisors") and the administrative authority vested in and delegated to MLIP. Each Member is a "commodity pool" sponsored and controlled by MLIP and shares in the Trading results and Interest income of the Company in proportion to their respective capital accounts.

      MLIP, an indirect subsidiary of Merrill Lynch, became a member of Merrill Lynch Investment Managers ("MLIM") - Alternative Investments Group during October 2000. MLIM's Alternative Investments Group creates and manages a variety of alternative investment products, including managed futures funds, hedge funds, funds of funds, exchange funds and private equity funds. MLIP, organized in 1986, is the hedge fund, fund of funds and managed futures sponsor within MLIM's Alternative Investments Group.

      MLIP selects independent advisors to manage the Company's assets, and allocates and reallocates the Company's assets among existing, replacement and additional Advisors.

      ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      CASH MANAGEMENT

      As of June 2000, the Company began an Income Enhancement Program, whereas, a portion of its assets is invested in Commercial Paper. This was done to improve the yield on the cash assets not required for margin for trading purposes. These holdings generally have maturities of 30, 60 or 90 days and are held to maturity.

      One Member invests assets that are not allocated to any Advisors directly into the Income Enhancement Program. This Member receives a priority allocation of interest income earned on these assets before the allocation of interest income in proportion to those Members whose assets are allocated for trading purposes.

      REVENUE RECOGNITION

      Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date and open contracts are reflected in Net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit on open contracts from one period to the next is reflected in Change in unrealized under Trading profit in the Statements of Operations.


      FOREIGN CURRENCY TRANSACTIONS

      The Company's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

      ORGANIZATIONAL COSTS

      MLIP paid all organizational costs relating to the Company without direct reimbursement from the Company or any Member.

      INCOME TAXES

      No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member's respective share of the Company's income and expenses as reported for income tax purposes.

      DISTRIBUTIONS

      The Members are entitled to receive any distributions which may be made by the Company in proportion to their respective capital accounts. No such distributions have been declared for the years ended December 31, 2000 or 1999.

      WITHDRAWALS

      Each Member may withdraw some or all of such Members' capital at the Net Asset Value as of the close of business on any business day. There are no withdrawal fees or charges.


      DISSOLUTION OF THE COMPANY

      The Company will terminate on December 31, 2028 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement.

2.    RELATED PARTY TRANSACTIONS

      A portion of the Company's U.S. dollar assets are maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credits the Company with interest at the prevailing 91-day U.S. Treasury bill rate. The Company is credited with interest on any of its assets and net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Company from the possession of such assets.

      As of June 2000, the Company began investing in Commercial Paper. Merrill Lynch Pierce Fenner & Smith acts as custodian for these assets.

      Merrill Lynch charges the Company Merrill Lynch's cost of financing realized and unrealized losses on the Company's non-U.S.
      dollar-denominated positions.

      Following the allocation of the Company's trading profit and interest income among the Members' Capital Accounts, MLIP calculates the brokerage commissions, Profit Shares, administrative fees and other expenses due from the Company to third parties, relating to the Company's trading on behalf of the Members. Such brokerage commissions, fees and expenses are specifically allocated as of the end of each accounting period (not pro rata based on the Members' respective capital accounts) to, and deducted from, the Members' capital accounts and paid out by the Company. The Company pays brokerage commissions to MLF, at a flat monthly rate reflecting the fee arrangement between each Member and MLF. For the years ended December 31, 2000 and 1999, the monthly rates for Members ranged from .291 of 1% (a 3.50% annual rate) to .729 of 1% (an 8.75% annual rate) of each Member's month-end assets invested in the Company.

      The Company pays MLIP a monthly administrative fee ranging from .021 of 1% (a .25% annual rate) to .083 of 1% (a 1.00% annual rate) of each Member's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

      MLF pays the Advisors annual Consulting Fees up to 2% of the Company's average month-end assets allocated to them for management after reduction for a portion of the brokerage commissions.

3.    ADVISORY AGREEMENTS

      Pursuant to the Advisory Agreements among the Advisors, the Company and MLIP, the Advisors determine the commodity futures, options on futures, forwards and options on forward contracts traded on behalf of the Company, subject to certain rights reserved by MLIP. The Advisory Agreements generally renew one year after they are entered into, subject to certain renewal rights exercisable by the Company.

      The Company pays, from the Capital Account of each Member, to the Advisors quarterly or annual Profit Shares generally ranging from 15% to 23% of any New Trading Profit, as defined, recognized by each Advisor, attributable to each Member's Capital Account, considered individually irrespective of the overall performance of the such Member's Capital Account. Profit Shares, which are calculated separately in respect of each Member's Capital Account, are determined as of the end of each calendar quarter or year and are also paid to each Advisor upon the withdrawal of capital from the Company by a Member for whatever purpose, other than to pay expenses and upon the reallocation of assets away from an Advisor.

4.    FAIR VALUE AND OFF-BALANCE SHEET RISK

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"), effective for fiscal years beginning after June 15, 2000, as amended by SFAS No. 137. SFAS No. 133 is further amended by SFAS No. 138, which clarifies issues surrounding interest risk, foreign currency denominated items, normal purchases and sales and net hedging. This Statement supercedes SFAS No. 119 ("Disclosure about Derivative Financial Instruments and Fair Value of

      Financial Instruments") and SFAS No. 105 ("Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk") whereby disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments is no longer required for an entity such as the Company which carries its assets at fair value. Such Statement sets forth a much broader definition of a derivative instrument. The application of the provisions of SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, did not have a significant effect on the financial statements.

      SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics: (1) one or more underlyings and notional amounts or payment provisions; (2) requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response to changes in market factors; and, (3) terms that require or permit net settlement. Generally, derivatives include futures, forwards, swaps, options or other financial instruments with similar characteristics such as caps, floors and collars.

      MARKET RISK

      Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

      MLIP has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors, calculating the Net Asset Value of the Company as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP does not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIP may urge the Advisors to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Advisors have begun to deviate from past practice or trading policies or to be trading erratically, MLIP's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by the Advisors themselves.

      CREDIT RISK

      The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

      The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit on open contracts, if any, included in the Statements of Financial Condition. The

      Company attempts to mitigate this risk by dealing almost exclusively with Merrill Lynch entities as clearing brokers.

      The Company, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage agreement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable and included in the Equity in commodity futures trading accounts in the Statements of Financial Condition.










                                 * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.



                               Michael L. Pungello
                             Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                           Commodity Pool Operator of
                         ML Multi-Manager Portfolio LLC